                                                                     Exhibit 4.1


                             ASPEN TECHNOLOGY, INC.

                                 ---------------

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                     SERIES B-I CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES B-II CONVERTIBLE PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

                                 ---------------

      Aspen Technology, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") does hereby certify that, in accordance with
Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of March 14, 2002:

      RESOLVED, that two series of Preferred Stock, Series B-I Convertible Preferred Stock, par value $0.10 per share, and Series B-II Convertible Preferred Stock, par value $0.10 per share, of the Corporation are hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) are as follows:

                     SERIES B-I CONVERTIBLE PREFERRED STOCK
                                       AND
                     SERIES B-II CONVERTIBLE PREFERRED STOCK

      1. Designation, Amount, Par Value and Stated Value. The following two series of preferred stock shall be designated as (i) the Corporation's Series B-I Convertible Preferred Stock (the "SERIES B-I PREFERRED STOCK"), and the number of shares so designated shall be 40,000, and (ii) the Corporation's Series B-II Convertible Preferred Stock (the "SERIES B-II PREFERRED STOCK"), and the number of shares so designated shall be 20,000. The Series B-I Preferred Stock and Series B-II Preferred Stock are sometimes collectively referred to as the "SERIES B PREFERRED STOCK." Each share of Series B Preferred Stock shall have a par value of $0.10 per share and a stated value equal to $1,000 plus any amount added to the Stated Value pursuant to Section 3(c) hereof or Section 2(f) of the Registration Rights Agreement (the "STATED VALUE").

      2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, (a) the terms set forth in Exhibit A hereto have the meanings indicated therein and (b) the following terms have the meanings indicated:

            "CONVERSION PRICE" means the Initial Conversion Price as of the applicable Deemed Issue Date, as adjusted pursuant to Section 15 below.

            "DEEMED ISSUE DATE" means (i) February 6, 2002, with respect to the 30,000 shares of Series B-I Preferred Stock originally issued on March 19, 2002 in exchange for shares of the Series B-1 Convertible Preferred Stock of the Corporation, (ii) March 19, 2002, with respect to the 10,000 shares of Series B-I originally issued on such date, and (iii) February 28, 2002, with respect to the Series B-II Preferred Stock, in each case regardless of the number of transfers of any particular shares of such Series B Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series B Preferred Stock.

            "EQUITY CONDITIONS" means, with respect to a specified issuance of shares of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders and may be sold by the Holders pursuant to an effective Underlying Shares Registration Statement, such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act or all Underlying Shares owned by each Holder may be sold without volume restrictions pursuant to Rule 144 under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 16 hereof or the rules or regulations of any Trading Market; (v) no Bankruptcy Event has occurred; (vi) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document; and (vii) none of the following events have occurred and are continuing (A) an event constituting a Triggering Event or (B) an event that with the passage of time and without being cured would constitute a Triggering Event other than a pending, proposed or intended Change of Control.

            "HOLDER" means any holder of Series B Preferred Stock.

            "INITIAL CONVERSION PRICE" means (i) in the case of Series B-I Preferred Stock, $19.9703, and (ii) in the case of Series B-II Preferred Stock, $17.66.

            "INITIAL PURCHASE PRICE" means (i) in the case of Series B-I Preferred Stock, $17.75, and (ii) in the case of Series B-II Preferred Stock, $15.69.

            "JUNIOR SECURITIES" means the Common Stock and all other equity or equity equivalent securities of the Corporation, other than Series C Preferred Stock.

            "PURCHASE AGREEMENT" means the Amended and Restated Securities Purchase Agreement, dated March 19, 2002, among the Corporation and the original purchasers of the Series B Preferred Stock, as amended from time to time.

            "SERIES C PREFERRED STOCK" means the Series C preferred stock of the Corporation to be authorized and issued as contemplated by the Purchase Agreement.

      3. Dividends.

            (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 4% per annum, payable quarterly in arrears commencing on June 30, 2002 and thereafter on each March 31, June 30, September 30 and December 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "DIVIDEND PAYMENT DATE"). Dividends on the Series B Preferred Stock shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the Deemed Issue Date for the applicable shares of Series B Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

            (b) Subject to the conditions and limitations set forth below, the Corporation may pay required dividends (i) in cash or (ii) in Common Stock. The Corporation must deliver written notice (the "DIVIDEND NOTICE") to the Holders indicating the manner in which it intends to pay dividends at least ten Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised.

Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend in Common Stock, unless payment of dividends in such manner is not permitted at the time of a dividend, in which case such dividend shall be payable in cash. All dividends payable in respect of the Series B Preferred Stock on any Dividend Payment Date must be paid in the same manner.

            (c) Notwithstanding the foregoing, the Corporation may not pay dividends by issuing Common Stock unless, at such time, the Equity Conditions are satisfied with respect to such Common Stock dividend shares and all of the Underlying Shares then issuable upon conversion in full of all outstanding Series B Preferred Stock. If the Corporation is required to pay dividends in cash on any Dividend Payment Date and does not timely make such payment, any Holder may (but shall not be required to) treat such cash amount as if it had been added to the Stated Value as of such Dividend Payment Date. If the Corporation may not legally pay dividends on any Dividend Payment Date, such amount shall be added to the Stated Value as of such Dividend Payment Date.

            (d) So long as any Series B Preferred Stock is outstanding, (i) neither the Corporation nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities or set aside any monies for such a redemption, purchase or other acquisition in excess of $10,000,000 per calendar year, provided that the Corporation shall be entitled to carry forward any amount not used in any calendar year to subsequent calendar years, and (ii) the Corporation shall not pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Corporation, in each case only at such times as the Corporation is in compliance with its payment and other obligations hereunder.

            (e) In the event that the Corporation elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as such dividend shall be (i) determined by dividing the total dividend then payable to such Holder by the Dividend Market Price (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(f) below. The term "DIVIDEND MARKET PRICE" shall mean the average of the Volume Weighted Average Prices of Common Stock for the five consecutive Trading Days prior to the applicable Dividend Payment Date (not including such date).

            (f) In the event that any dividends are paid in Common Stock the Corporation shall, on or before the third Trading Day following the payment date of such dividend, (i) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled or (ii) if and when the applicable shares of Common Stock may be held in a balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System and after the Holder has notified the Corporation that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System.

      4. Registration of Series B Preferred Stock. The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "SERIES B PREFERRED STOCK REGISTER"), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

      5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

      6. Liquidation.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "LIQUIDATION EVENT"), the Holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Stated Value for each share of Series B Preferred Stock then held by them (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series B Preferred Stock), plus all accrued but unpaid dividends on such Series B Preferred Stock as of the date of such event (the "SERIES B STOCK LIQUIDATION PREFERENCE"). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series B Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series B Preferred Stock in proportion to the aggregate Series B Stock Liquidation Preference that would otherwise be payable to each of such Holders.

            (b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock shall share ratably in all remaining assets of the Corporation, based on the number of shares of Common Stock then outstanding.

            (c) The Corporation shall mail written notice of any Liquidation Event to each record Holder not less than 20 Trading Days prior to the payment date or effective date thereof.

      7. Conversion.

            (a) Conversion at Option of Holder. At the option of any Holder, any Series B Preferred Stock held by such Holder may be converted into Common Stock based on the applicable Conversion Price then in effect for such series of Series B Preferred Stock. A Holder may convert Series B Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the applicable Deemed Issue Date, by delivering to the Corporation a Conversion Notice, in the form attached hereto as Exhibit B, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a "CONVERSION DATE."

            (b) Conversion at Option of Corporation. If, at any time after the Effective Date, the Closing Price on each of 20 consecutive Trading Days (a "QUALIFYING PERIOD") exceeds 135% of the applicable Conversion Price for a series of Series B Preferred Stock (each, a "THRESHOLD PRICE"), the Corporation may require the Holders to convert the shares of such series into Common Stock based on the applicable Conversion Price. The Corporation may require a conversion pursuant to this paragraph by delivering irrevocable written notice of such election to the Holders, and the fifth Trading Day after the date any such notice is delivered to the Holders (as determined in accordance with the notice provisions hereof) will be the "CONVERSION DATE" for such required conversion. Notwithstanding the foregoing, (i) if the Corporation has publicly announced a pending, proposed or intended Change of Control and the Qualifying Period includes any Trading Days on or after the date of such public announcement, then to the extent that a Holder has not had the ability to sell all or a portion of the Underlying Shares pursuant to Rule 144 under the Securities Act or an effective Underlying Share Registration Statement for at least 20 Trading Days after the date of the public announcement of such Change of Control, the Conversion Date with respect to those shares of Series B Preferred Stock that are convertible into the portion of the Underlying Shares that are not so saleable shall be deferred until the date on which such Underlying Shares shall have been so saleable for a period of 20 Trading Days from the date of such public announcement (and if no such period of 20 Trading Days occurs prior to the Change of Control with respect to any such Underlying Shares then the notice of conversion applicable to those shares of Series B Preferred Stock convertible into such Underlying Shares shall be void) and (ii) the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless from the beginning of such period of 20 consecutive Trading Days through the Conversion Date, (A) the Equity Conditions are satisfied with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series B Preferred Stock, and (B) the Closing Price equals or exceeds the applicable Threshold Price.

      8. Mechanics of Conversion.

            (a) The number of Underlying Shares issuable upon any conversion of shares of either series of Series B Preferred Stock hereunder shall equal (i) the Stated Value of such share of Series B Preferred Stock to be converted, divided by the applicable Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid dividends on such share of Series B Preferred Stock through the Conversion Date, divided by the applicable Conversion Price on the Conversion Date.

            (b) Upon conversion of any Series B Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. If and when such Underlying Shares may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective Underlying Shares Registration Statement, the Corporation shall use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and shall issue such Underlying Shares in the same manner as dividend payment shares are issued pursuant to Section 3(f) above.

            (c) A Holder shall not be required to deliver the original certificate(s) evidencing the Series B Preferred Stock being converted in order to effect a conversion of such Series B Preferred Stock. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series B Preferred Stock. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series B Preferred Stock.

            (d) The Corporation's obligations to issue and deliver Underlying Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

      9. Redemption Rights.

            (a) Holders' Redemption Rights.

                  (i) Subject to the provisions of Section 9(a)(iii) below, if, at any time on or after August 7, 2003, in the case of the Series B-I Preferred Stock, and August 28, 2003, in the case of the Series B-II Preferred Stock (either such date being referred to as an "Initial Redemption Date"), the average of the Closing Prices for 20 consecutive Trading Days immediately preceding the applicable Initial Redemption Date or any date thereafter is below the applicable Conversion Price of such series of Series B Preferred Stock, the Holder of such Series B Preferred Stock, upon 15 Trading Days' advance notice (the "REDEMPTION NOTICE") to the Corporation, shall have the right to request the Corporation to redeem that number of shares of Series B Preferred Stock held by such Holders as is set forth in the Redemption Notice at a per share price (the "REDEMPTION PRICE") equal to the Stated Value of such shares of Series B Preferred Stock to be redeemed plus all accrued but unpaid dividends thereon to the date of payment.

                  (ii) Notwithstanding anything to the contrary in Section 9(a)(i), the Holders of the Series B Preferred Stock (x) may not deliver a Redemption Notice with respect to a particular series of Series B Preferred Stock until after the applicable Initial Redemption Date, (y) may not deliver a Redemption Notice covering in aggregate more than $20,000,000 of Stated Value, with respect to the Series B-I Preferred Stock, until after February 7, 2004, and $10,000,000 of Stated Value, with respect to the Series B-II Preferred Stock, until after February 28, 2004, and (z) may deliver a Redemption Notice with respect to a particular series of Series B Preferred Stock after February 7, 2004 or February 28, 2004, as applicable, irrespective of whether the average of the Closing Prices for the 20 consecutive Trading Days is below the applicable Conversion Price of such series of Series B Preferred Stock and without limit as to Stated Value.

                  (iii) Within three Trading Days of receipt of a Redemption Notice, the Corporation will deliver written notice to each Holder of the applicable series of Series B Preferred Stock (the "CORPORATION NOTICE"), confirming pursuant to the Redemption Notice the aggregate amount of such Series B Preferred Stock being redeemed, the Redemption Date (as defined below) and the applicable Redemption Prices. Notwithstanding the aggregate shares set forth in the Redemption Notice, each Holder of such series of Series B Preferred Stock shall have the right to elect to have all or any number of shares of the applicable series of Series B Preferred Stock held by such Holder redeemed on the Redemption Date at the applicable Redemption Price by notifying the Corporation within five Trading Days of receipt of the Corporation Notice of its election to do so, and specifying the number of shares as to which such election is made. In the event that the aggregate number of shares of Series B Preferred Stock to be redeemed on such Redemption Date exceeds the aggregate limitations set forth in
      Section 9(a)(ii), the number of shares to be redeemed from each Holder shall be reduced pro rata based upon the aggregate number of shares of the applicable series of Series B Preferred Stock held by each Holder requesting redemption.

                  (iv) The Redemption Notice will specify the effective date of the redemption, which must be a Trading Day at least 15 Trading Days after the date such notice is delivered (the "REDEMPTION DATE"), and the entire Redemption Price may be paid at the Corporation's option in cash, in Common Stock or in Series C Preferred Stock. The Corporation must deliver written notice to the Holders indicating the manner in which it intends to pay the Redemption Price at least three Trading Days after receipt of the Redemption Notice. Failure to timely provide such written notice shall be deemed an election by the Corporation to make the payment in Common Stock. Notwithstanding the foregoing, the Corporation (a) may not pay the Redemption Price by issuing Common Stock unless, at such time, the Equity Conditions are satisfied with respect to such

      Common Stock and (b) may not pay the Redemption Price by issuing Series C Preferred Stock unless, at such time, the Equity Conditions are not satisfied.

                  (v) Upon receipt of payment of the Redemption Price, each Holder will deliver the original certificate(s) evidencing the Series B Preferred Stock so redeemed to the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof. At any time on or prior to the Redemption Date, the Holders may convert any or all of the shares of Series B Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.

                  (vi) In the event that the Corporation elects to pay the Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as payment of the Redemption Price shall be determined by dividing the total Redemption Price then payable to such Holder by the Redemption Market Price (as defined below) as of the applicable Redemption Date, and rounding up to the nearest whole share. Such shares shall be issued to such Holder in the same manner as dividend payment shares are issued pursuant to Section 3(f) above. The term "REDEMPTION MARKET PRICE" shall mean the average of the Volume Weighted Average Prices of Common Stock for the ten consecutive Trading Days prior to the applicable Redemption Date (not including such date).

                  (vii) In the event that the Corporation elects to pay the Redemption Price in shares of Series C Preferred Stock, the number of shares of Series C Preferred Stock to be issued to each Holder in payment of the Redemption Price shall be determined by dividing the total Redemption Price then payable to such Holder with respect to all of such Holder's shares of Series B Preferred Stock by $10,000 (the initial stated value per share of the Series C Preferred Stock) and rounding downward to the nearest whole number of shares of Series C Preferred Stock. In addition, the Corporation shall pay to Holder in cash the amount, if any, by which the Redemption Price payable to such Holder exceeds the aggregate stated value of the Series C Preferred Stock issued pursuant to the preceding sentence. If the total Redemption Price payable to a Holder is less than $10,000, then the Corporation shall pay such amount to such Holder entirely in cash.

            (b) Mandatory Redemption. On February 7, 2009 (the "MANDATORY REDEMPTION DATE"), the Corporation shall redeem all of the then outstanding Series B Preferred Stock at a price equal to 100% of the Stated Value of such shares of Series B Preferred Stock plus all accrued but unpaid dividends thereon to the date of payment in cash, Common Stock or Series C Preferred Stock (or a combination thereof) at the election of the Corporation. The Corporation must deliver written notice to the Holders indicating the manner in which it intends to pay the Redemption Price at least 20 Trading Days prior to the Mandatory Redemption Date. Failure to timely provide such written notice shall be deemed an election by the Corporation to make the payment in Common Stock. Notwithstanding the foregoing, the Corporation (i) may not pay the Redemption Price by issuing Common Stock unless, at such time, the Equity Conditions are satisfied with respect to such Common Stock and (ii) may not pay the Redemption Price by issuing Series C Preferred Stock unless, at such time, the Equity Conditions are not satisfied. Upon receipt of payment of the Redemption Price, each Holder will deliver the original certificate(s) evidencing the Series B Preferred Stock so redeemed to the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof. In the event that the Corporation elects to pay the Redemption Price in shares of Common Stock or Series C Preferred Stock, the number of such shares shall be determined in the manner described in
Section 9(a)(vi) or (vii), as the case may be. At any time on or prior to the Mandatory Redemption Date, the Holders may convert any or all of the shares of Series B Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.

      10. Triggering Events. At any time or times following the occurrence of a Triggering Event (other than a Change of Control), each Holder shall have the option to elect, by notice to the Corporation (an "EVENT NOTICE"), to require the Corporation to repurchase all or any portion of (i) the Series B Preferred Stock then held by such Holder, at a price per share equal to the greater of (A) 115% of the Stated Value plus all accrued but unpaid dividends thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such Series B Preferred Stock (including such accrued but unpaid dividends thereon), and (ii) any Underlying Shares issued to such Holder upon conversion of Series B Preferred Stock, at a price per share equal to the Event Equity Value of such Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the "EVENT PRICE." The Corporation shall pay the aggregate Event Price to each Holder in cash or Series C Preferred Stock (or a combination thereof), at the election of the Corporation, by no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof such Holder shall deliver original certificates evidencing the shares of Series B Preferred Stock and Underlying Shares so repurchased to the Corporation (to the extent such certificates have been delivered to the Holder). In the event that the Corporation elects to pay the Redemption Price in shares of Series C Preferred Stock, the number of such shares shall be determined in the manner described in
Section 9(a)(vii).

      11. Voting Rights. Except as otherwise provided herein or as required by applicable law, the Holders of the Series B Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series B Preferred Stock owned by it equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein, in any relevant agreement or as required by applicable law, the holders of the Series B Preferred Stock and Common Stock, respectively, shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations (whether by merger, reorganization, consolidation or otherwise),
(b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation Event or Change of Control senior to the Series B Preferred Stock, (c) amend its certificate of incorporation or bylaws so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (d) increase the authorized number of shares of Series B Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

      12. Charges, Taxes and Expenses. Issuance of certificates for shares of Series B Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series B Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series B Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series B Preferred Stock or receiving Underlying Shares in respect of the Series B Preferred Stock.

      13. Replacement Certificates. If any certificate evidencing Series B Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

      14. Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Underlying Shares as required hereunder (i) a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Shares or, if the number of shares so reserved is insufficient to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for such issuance within 60 days after the occurrence of such deficiency, and (ii) at least 6,401,394 authorized but unissued and otherwise unreserved shares of Common Stock (as adjusted for any stock splits, stock combinations or similar events) less any shares of Common Stock issued upon conversion of the Shares, as dividends on the Shares, upon exercise of the Warrants or upon a redemption of the Shares. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

      15. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 15.

            (a) Stock Dividends and Splits. If the Corporation, at any time while Series B Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for each series of Series B Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

            (b) Pro Rata Distributions. If the Corporation, at any time while Series B Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset other than cash paid as a dividend (in each case, "DISTRIBUTED PROPERTY"), then, at the request of any Holder delivered before the ninetieth day after the record date fixed for determination of stockholders entitled to receive such distribution, the Corporation will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Underlying Shares for which such Holder's Series B Preferred Stock could have been converted immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon any conversion of Series B Preferred Stock that occurs after such record date, such Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

            (c) Certain Transactions.

                  (i) If, at any time while Series B Preferred Stock is outstanding, the Corporation proposes to enter into a transaction that would constitute a Change of Control, the Corporation shall mail written notice of the proposed Change of Control transaction to each record Holder not less than 20 Trading Days prior to the effective date thereof. Each Holder shall have the right to receive on the date of the consummation of such Change of Control, at its option, either (A) for each Underlying Share that would have been issuable upon such conversion of the shares of Series B Preferred Stock upon the effective time of such Change of Control, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of one share of Common Stock or (B) for each share of Series B Preferred Stock, cash in an amount equal to 115% of the Stated Value plus all accrued but unpaid dividends thereon through the date of payment. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control transaction, then each Holder shall be given the same choice as to the consideration it receives pursuant to clause (A) above. Each Holder shall make the election of which consideration it has elected to receive at least three Trading Days prior to the effective date of a Change of Control. Failure of any Holder to timely provide written notice of its election shall be deemed an election by such Holder to receive the consideration specified in clause (B) above. Notwithstanding the foregoing, if a Holder elects to receive cash pursuant to clause (B) of the preceding sentence or is deemed to have so elected, the Corporation may elect instead to have such successor to the Corporation or surviving entity in the Change of Control issue to the Holder a new series of Preferred Stock with a stated value equal to 115% of the Stated Value of the Series B Preferred Stock, plus all accrued but unpaid dividends thereon, and consistent with terms substantially equivalent to the terms of the Series B-I Preferred Stock or Series B-II Preferred Stock, as the case may be, held by such Holder and evidencing the Holder's right to convert such Preferred Stock into the consideration described in clause (A) of this subparagraph (i). To the extent the Corporation elects to have the successor to the Corporation or the surviving entity issue a new series of Preferred Stock, the terms of any agreement pursuant to which a Change of Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions substantially equivalent to the provisions of this paragraph
      (c) and providing that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change of Control.

                  (ii) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (A) sale of all or substantially all of the Corporation's assets to an acquiring Person or (B) other Organic Change following which the Corporation is not a surviving entity, other than in each case an Organic Change that is a Change of Control (which shall be subject to Section 15(c)(i)), the Corporation will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the shares of Series B Preferred Stock then outstanding) to deliver to each holder of Series B Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to such Series B Preferred Stock, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Series B Stock Liquidation Preference of the Series B Preferred Stock held by such holder, and reasonably satisfactory to the holders of at least a majority of the Series B Preferred Stock then outstanding.

            (d) Subsequent Equity Sales.

                  (i) If, at any time while any shares of either series of Series B Preferred Stock are outstanding, the Corporation or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "COMMON STOCK EQUIVALENTS") at an effective net price to the Corporation per share of Common Stock (the "EFFECTIVE PRICE") less than the lesser of (A) the Initial Purchase Price for a series of Series B Preferred Stock or (B) then-applicable Conversion Price for a series of Series B Preferred Stock, then the applicable Conversion Price for such series of Series B Preferred Stock shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "DEEMED NUMBER") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Corporation to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents, and (D) upon the expiration or termination of any Common Stock Equivalent that does not result in the issuance of any Common Stock or additional Common Stock Equivalent, any adjustment that has been made under this paragraph (d) in respect of the issuance of such Common Stock Equivalent shall be readjusted as if such Common Stock Equivalent had not been issued (but shall in no event affect previously converted stock).

                  (ii) If, at any time while Series B Preferred Stock is outstanding, the Corporation or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a "FLOATING PRICE SECURITY"), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

                  (iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of the issuance of Excluded Stock.

            (e) Calculations. All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 15, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the

Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation's Transfer Agent.

            (g) Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series B Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

      16. Limitation on Conversion.

            (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series B Preferred Stock (or otherwise in respect of the Series B Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "MAXIMUM PERCENTAGE") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder and (iii) any such waiver or increase shall not be effective to the extent such waiver or increase would cause the Corporation to violate the Nasdaq Stockholder Approval Rule.

            (b) For purposes of this Section 16, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-Q, Form 10-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Corporation shall promptly, but in no even later than one Trading Day following the receipt of such notice, confirm in writing to any such Holder the number of shares of Common Stock then outstanding.

      17. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series B Preferred Stock. If any fraction of an Underlying

Share would, except for the provisions of this Section, be issuable upon conversion of Series B Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

      18. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be (i) if to the Corporation, to Ten Canal Park, Cambridge, Massachusetts 02141, facsimile:
(617) 949-1722, Attention: Chief Executive Officer and General Counsel, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

      19. Miscellaneous.

            (a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

            (b) Any of the rights of the Holders of Series B Preferred Stock set forth herein may be waived by the affirmative vote of the Holders of a majority of the shares of Series B Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

                                      * * *

      IN WITNESS WHEREOF, Aspen Technology, Inc. has caused this Certificate of Designations to be duly executed as of March 19, 2002.

                                        ASPEN TECHNOLOGY, INC.


                                        By: /s/ Lisa W. Zappala
                                            ------------------------------------
                                            Lisa W. Zappala
                                            Senior Vice President and
                                              Chief Financial Officer

                                                                       EXHIBIT A

                             ADDITIONAL DEFINITIONS

      "AFFILIATE" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

      "BANKRUPTCY EVENT" means any of the following events: (a) the Corporation or any Material Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Material Subsidiary thereof; (b) there is commenced against the Corporation or any Material Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Material Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Material Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Material Subsidiary fails to pay, or states in writing that it is unable to pay or is unable to pay, its debts generally as they become due; or (g) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action that effects any of the foregoing.

      "CHANGE OF CONTROL" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of a majority of the voting rights or equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation's Board of Directors that is not approved by those individuals who are members of the Board of Directors on the Deemed Issue Date (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation's securities prior to the first such transaction continue to hold, directly or indirectly, at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation that constitutes or results in a transfer of a majority of the voting rights or equity interests in the Corporation to Persons other than holders of the Corporation's voting equity securities prior to such transaction; or (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation other than a Rule 13e-3 transaction in which no Holder's interest in the Corporation has been adversely changed or diluted in any material manner.

      "CLOSING PRICE" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the last closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the average of the highest closing bid price and the lowest closing ask price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common

Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority-in-interest of the Purchasers and the Corporation.

      "COMMISSION" means the Securities and Exchange Commission.

      "COMMON STOCK" means the common stock of the Corporation, par value $0.10 per share.

      "EFFECTIVE DATE" means the date that an Underlying Shares Registration Statement is declared effective by the Commission.

      "ELIGIBLE MARKET" means the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

      "EVENT EQUITY VALUE" means 115% of the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Corporation does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Corporation disputes in good faith the occurrence of the Triggering Event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be 115% of the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXCLUDED STOCK" means any shares of Common Stock issued or issuable: (A) upon exercise, conversion or exchange of any Common Stock Equivalents described in Schedule 3.1(g) to the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule); (B) to officers, directors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan or other equity incentive plan approved by the Board of Directors of the Corporation; (C) pursuant to as part of a bona fide firm commitment underwritten public offering with a nationally recognized underwriter (including any "at the market offering," as defined in Rule 415(a)(4) under the Securities Act, only if such offering does not constitute an "equity line" and generates aggregate gross proceeds of at least $50 million); (D) in connection with any transaction with a strategic investor, vendor, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement, in each case the primary purpose of which is not to raise equity capital; (E) in connection with a transaction involving a merger or acquisition of an entity, business or assets (not principally for the purpose of obtaining cash); or (F) in connection with any other transaction for consideration other than cash up to 108,166 shares of Common Stock in the aggregate (as adjusted for stock splits, stock combinations and similar events).

      "MATERIAL SUBSIDIARY" means any significant subsidiary, as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission, of the Corporation.

      "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Corporation, joint stock Corporation, government (or an agency or subdivision thereof) or other entity of any kind.

      "PURCHASER" has the meaning set forth in the Purchase Agreement.

      "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights Agreement, dated as of March 19, 2002 among the Corporation and the Purchasers, as amended from time to time.

      "REQUIRED EFFECTIVENESS DATE" means the date on which an Underlying Shares Registration Statement is required to become effective pursuant to the Registration Rights Agreement.

      "RULE 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

      "SECURITIES" means the Shares, the Warrants and the Underlying Shares.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SHARES" means, collectively, the shares of Series B-I Preferred Stock and Series B-II Preferred Stock.

      "SUBSIDIARY" means any subsidiary, as defined in Rule 1-02(x) of Regulation S-X promulgated by the Commission, of the Corporation.

      "TRADING DAY" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto).

      "TRADING MARKET" means the Nasdaq National Market or any other Eligible Market on which the Common Stock is then listed or quoted.

      "TRANSACTION DOCUMENTS" means the Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations and the Warrants.

      "TRIGGERING EVENT" means any of the following events: (a) immediately prior to any Bankruptcy Event; (b) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five consecutive Trading Days or ten aggregate Trading Days in any 365-day period;
(c) the Corporation fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within ten Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the exercise or conversion rights of the Holders pursuant to the Transaction Documents are otherwise suspended for any reason; (d) the Corporation fails to have available both (i) a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Warrants or any conversion of Shares and does not make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for such issuance within 60 days after the occurrence of such deficiency and (ii) at least 6,401,394 authorized but unissued and otherwise unreserved shares of Common Stock (as adjusted for any stock splits, stock combinations or similar events), less reductions reasonably agreed to by the Purchasers to reflect shares of Common Stock issued upon conversion of the Shares (and, therefore, reduced aggregate dividend payments), as dividends on the Shares, upon exercise of the Warrants or upon a redemption of the Shares;
(e) at any time after the Required Effectiveness Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (f) any other Event (as defined in the Registration Rights Agreement) occurs and remains uncured for 60 days; (g) the Corporation fails to make any cash payment required under the Transaction Documents and such failure is not cured within five days after notice of such default is first given to the Corporation by a Purchaser; (h) the Corporation defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of 20 days after the date on which notice of such default is first given to the Corporation by a Purchaser (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within 20 days), or (i) any Change of Control event.

      "UNDERLYING SHARES" means the shares of Common Stock issuable upon conversion of, or in redemption of, the Shares, as payment of dividends on the Shares and upon exercise of the Warrants, and any securities issued in exchange for, or upon conversion or in respect of, such shares.

      "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchasers.

      "VOLUME WEIGHTED AVERAGE PRICE" means, with respect to a Trading Day, the average of the daily volume weighted average trading price (the total dollar amount traded on each day divided by trading volume for such day) of the Common Stock for the regular Trading Day session as reported at 4:15 p.m. (New York time) as reported by Bloomberg, LP function key HP by using W to calculate the daily weighted average.

      "WARRANTS" means the Common Stock purchase warrants, as amended from time to time, issued pursuant to the Purchase Agreement.

                                                                       EXHIBIT B

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series B Preferred Stock)

      The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of Common Stock of Aspen Technology, Inc., a Delaware corporation, according to the conditions hereof, as of the date written below.

                  Series of Series B Preferred Stock to be
                  converted (check):                           _____ Series B-I
                                                               _____ Series B-II

                  ______________________________________________________________
                  Date to effect conversion

                  ______________________________________________________________
                  Number and series of shares of Series B Preferred Stock owned prior to conversion

                  ______________________________________________________________
                  Number and series of shares of Series B Preferred Stock to be converted

                  ______________________________________________________________
                  Stated Value of shares of Series B Preferred Stock to be converted (including $_______________ of dividends added under Section 2(f) of the Registration Rights Agreement)

                  ______________________________________________________________
                  Number of shares of Common Stock to be issued

                  ______________________________________________________________
                  Applicable Conversion Price

                  ______________________________________________________________
                  Number and series of shares of Series B Preferred Stock subsequent to conversion

                  ______________________________________________________________
                  Name of Holder


                  By:___________________________________________________________
                     Name:______________________________________________________
                     Title:_____________________________________________________